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                                                                      Exhibit 99


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        [SPARTON LOGO]                                            NEWS RELEASE
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           SPARTON CORPORATION





FOR IMMEDIATE RELEASE




September 5, 2002                                    Contact:  Rhonda E. Aldrich
                                                                  (517) 787-8600



     SPARTON CORPORATION REACHES A SETTLEMENT WITH U.S. DEPARTMENT OF ENERGY

(JACKSON, MICHIGAN)--September 5, 2002--Electronic Contract Manufacturing Services (EMS) provider Sparton Corporation (NYSE:SPA) announced today that it has reached a settlement with the United States Department of Energy (DOE) and others to recover past EPA remediation costs.

Under the terms of the settlement, Sparton will be reimbursed for a portion of the costs the Company has incurred in its investigation and site remediation efforts at the Sparton Technology Inc. Coors Road site, located in Albuquerque, New Mexico. The remediation efforts began in 1983. The settlement concludes a very lengthy negotiation process and two court actions, one in the Federal Court of Claims and one in the Federal District Court in Albuquerque.

Under the settlement terms, Sparton will receive $4,850,000 from the DOE and others in its fiscal 2003, plus an additional $1,000,000 in fiscal 2004. In addition, the DOE has agreed to reimburse Sparton 37.5% of future environmental remediation expenses in excess of $8,400,000 incurred at the site.

With the settlement, Sparton was able to receive cash and gain some degree of risk protection, with the DOE sharing in costs incurred above an established level. The financial impact of the settlement will be recorded in the first quarter of fiscal 2003, that ends September 30, 2002. Most of the settlement proceeds received (approximately $5,500,000) will be recorded as income.

The Company continues to pursue other claims for recovery. It is presently not possible to evaluate the ultimate success in these other claims.

Sparton Corporation (NYSE:SPA), now in its 102nd year, provides design engineering and electronics contract manufacturing services. Sparton utilizes six manufacturing locations encompassing over 700,000 sq. ft., along with eleven alliance partner facilities throughout North America and Europe. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing, post-manufacturing and engineering services. Pre-manufacturing services include product development, concurrent engineering, design for test (OFT), design for manufacturing (OFM), design for assembly (OFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, and distribution management to field support.

For more information, please contact Rhonda Aldrich, Sparton Corporation at
(517) 787 -8600 or visit the Sparton website at http://www.sparton.com/.

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Sparton Corporation - 2400 East Ganson Street - Jackson, MI 49202 - 517.787.8600
- FAX 517.787.1822